Exhibit 99.1

     Hampshire Equity Partners II, L.P. ("HEP II") is a 10% holder of record of common stock of Citi Trends, Inc. ("Citi Trends"). Hampshire Equity Partners Cayman D.B. II, L.P. ("HEP D.B. II") and Hampshire Equity Partners Cayman II, L.P. ("HEP Cayman II" and together with HEP II and HEP D.B. II, the "Hampshire Funds") are also record holders of common stock of Citi Trends and are controlled by the entity that also controls HEP II. See footnotes 1, 2 and 3 regarding beneficial ownership of shares held by the Hampshire Funds.